Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Sr. V.P., CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Mgr., Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, January 3, 2006

GLIMCHER TO ACQUIRE
TULSA PROMENADE IN TULSA, OKLAHOMA

COLUMBUS, OH - January 3, 2006 - Glimcher Realty Trust, (NYSE: GRT), one of the country’s premier retail REITs, today announced that the Company has entered into a definitive agreement to acquire Tulsa Promenade, located in Tulsa, Oklahoma for total consideration of approximately $58.3 million. The Company will not be assuming any debt in connection with the purchase. The transaction is expected to close in late January, subject to customary closing conditions. The initial cap rate, based on income in place after management fees and capital expenditure reserves, is estimated at 7.3%. The Company is currently discussing a possible investment in Tulsa Promenade with Oxford Properties Group, our recently announced strategic joint venture partner.

Tulsa Promenade consists of approximately 927,000 square feet of gross leasable area and is a highly productive retail center located in a strong and stable trade area. The property is a newly renovated two-story regional mall anchored by Dillard’s, Foley’s and JC Penney and featuring a 12-screen Hollywood Theaters with stadium seating and approximately 235,000 square feet of small shop retailers. The mall shop stores are generating sales per square foot of approximately $305.

Michael P. Glimcher, President & CEO, commented, “We are excited to announce the next step in our continuing strategy to improve portfolio quality. Tulsa Promenade is in excellent physical condition and represents a unique opportunity for us to acquire a stable regional mall with several realistic upside opportunities.”

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Glimcher Realty Trust
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Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, failure of the Company to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure to achieve earnings/Funds From Operations targets, the failure to sell additional community centers, failure of the Company to qualify as a real estate investment trust (“REIT”), termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, the failure to achieve estimated sales prices and proceeds from the sale of additional community centers, increases in impairment charges, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues, the failure of the Company to make additional investments in regional mall properties, failure of the Company to complete proposed or anticipated acquisitions, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com

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